Exhibit 10.56

PG&E CORPORATION
OFFICER SEVERANCE POLICY
(As Amended Effective as of January 1, 2009)

1.           Purpose.  This is the controlling and definitive statement of the Officer Severance Policy of PG&E Corporation (“Policy”).  Since Officers are employed at the will of PG&E Corporation (“Corporation”) or a participating employer (“Employer”), their employment may be terminated at any time, with or without cause.  A list of Employers is attached hereto as Appendix A.  The Policy, which was first adopted effective November 1, 1998, provides Officers of the Corporation and Employers in Officer Compensation Bands I through V (“Officers”) with severance benefits if their employment is terminated.1  Severance benefits for officers not covered by this Policy will be provided under policies or programs developed by the appropriate lines of business in consultation with and with the approval by the Senior Human Resources Officer of the Corporation.  For the avoidance of doubt, the revisions made to this Policy relating to Code Section 409A (defined below), apply to all Officers including those that may be covered under prior provisions of the Policy as required by Section 6 hereof.

The purpose of the Policy is to attract and retain senior management by defining terms and conditions for severance benefits, to provide severance benefits that are part of a competitive total compensation package, to provide consistent treatment for all terminated officers, and to minimize potential litigation costs associated with Officer termination of employment.

2.           Termination of Employment Not Following a Change in Control or Potential Change in Control.

(a)           Corporation or Employer’s Obligations.  If the Corporation or an Employer exercises its right to terminate an Officer’s employment without cause and such termination does not entitle Officer to payments under Section 3, the Officer shall be given thirty (30) days’ advance written notice or pay in lieu thereof (which shall be paid in a lump sum together with the payment described in Section 2(a)(1) below).  Except as provided in Section 2(b) below, in consideration of the Officer’s agreement to the obligations described in Section 2(d) below and to the arbitration provisions described in Section 12 below, the following payments and benefits shall also be provided to Officer following Officer’s separation from service (within the meaning of Code Section 409A):2

(1)           A lump sum severance payment equal to:  1/12 (the sum of the Officer’s annual base compensation and the Officer’s Short-Term Incentive Plan target award at the time.

[1]
Severance benefits for Officers who are currently covered by an employment agreement will continue to be provided solely under such agreements until their expiration at which time this Policy will become effective for such Officers.  If an employee becomes a covered Officer under this Policy as a result of a promotion, if such Officer was then covered by a severance arrangement subject to Section 409A of the Internal Revenue Code of 1986 (“Code Section 409A”), the severance benefits under this Policy provided to such person shall comply with the time and form of payment provisions of such prior severance arrangement, to the extent required by Code Section 409A.

[2]	Any payments made hereunder shall be less applicable taxes.

of his or her termination) times (the number of months that Officer was employed by the Corporation or the Employer (“Severance Multiple”)); provided, however, that the Severance Multiple shall be no less than 6, nor more than 24 for Officers in Officer Bands I, II, III, or more than 18 for Officers in Officer Bands IV or V.  Annual base compensation shall mean the Officer’s monthly base pay for the month in which the Officer is given notice of termination, multiplied by 12.  The payment described in this Section 2(a)(1) shall be made in a single lump sum as soon as practicable following the date the release of claims described in Section 2(d)(1) becomes effective, provided that payment shall in no event be made later than the 15th day of the third month following the later of the end of the calendar year or the Corporation’s taxable year in which the Officer’s separation from service occurs.

(2)           Except as otherwise set forth in the applicable award agreement or as otherwise required by applicable law, the equity-based incentive awards granted to Officer under the Corporation’s Long-Term Incentive Program which have not yet vested as of the date of termination will continue to vest over a period of months equal to the Severance Multiple after the date of termination as if the Officer had remained employed for such period.  Except as otherwise set forth in the applicable award agreement, for vested stock options as of the date of termination, the Officer shall have the right to exercise such stock options at any time within their respective terms or within five years after termination, whichever is shorter.  Except as otherwise set forth in the applicable award agreement, for stock options that vest during a period of months equal to the Severance Multiple, the Officer shall have the right to exercise such options at any time within five years after termination, subject to the term of the options.  Except as otherwise set forth in the applicable award agreement, any unvested equity-based incentive awards remaining at the end of such period shall be forfeited;

(3)           For Officers in Officer Bands I, II or III, two thirds of the unvested Company stock units in the Officer’s account in the Corporation’s Deferred Compensation Plan for Officers which were awarded in connection with the Executive Stock Ownership Program requirements (“SISOPs”) shall vest upon the Officer’s termination, and one third shall be forfeited.  For Officers in Officer Bands IV and V, one third of any unvested SISOPs shall vest upon the Officer’s termination, and two thirds shall be forfeited.  Unvested stock units attributable to SISOPs which become vested under this provision shall be distributed to Officer in accordance with the Deferred Compensation Plan after such stock units vest;

(4)           For a period of up to 18 months, the Officer’s COBRA premiums (with such payment subject to taxation if required or advisable to avoid violating the nondiscrimination requirements of Code Section 105(h)), if any;

(5)           If Officer is terminated after serving consecutively for six months in a fiscal year, Officer shall be entitled to receive a prorated bonus under any short-term incentive plan in which such Officer participates, at the time such bonus, if any, would otherwise be paid (but in any event no later than the 15th day of the third month following the later of the end of the calendar year or the Corporation’s taxable year in which the Officer’s separation from service occurs or in which the right to such payment otherwise ceases to be subject to a substantial risk of forfeiture for purposes of Code Section 409A);

(6)           To the extent not theretofore paid or provided, the Officer shall be paid or provided with any other amounts or benefits required to be paid or provided or which the Officer is eligible to receive under any plan, contract or agreement of the Corporation or Employer;

(7)           Such career transition services as the Corporation’s Senior Human Resources Officer shall determine is appropriate (if any), provided that payment of such services will only be made to the extent the Officer actually incurs an expense and then only to the extent incurred and paid within the time limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(v)(E).  Any such services, to the extent they are not exempt under Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (D), shall be structured to comply with the requirements of Treasuary Regulation Section 1.409A-3(i)(1)(iv) and, if applicable, shall be subject to the six-month delay described in Code Section 409A(a)(2)(B)(i).

(8)           All acts required of the Employer under the Policy may be performed by the Corporation for itself and the Employer, and the costs of the Policy may be equitably apportioned by the Administrator among the Corporation and the other Employers.  The Corporation shall be responsible for making payments and providing benefits pursuant to this Policy for Officers employed by the Corporation.  Whenever the Employer is permitted or required under the terms of the Policy to do or perform any act, matter or thing, it shall be done and performed by any Officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.  Each Employer shall be responsible for making payments and providing benefits pursuant to the Policy on behalf of its Officers or for reimbursing the Corporation for the cost of such payments or benefits, as determined by the Corporation in its sole discretion.  In the event the respective Employer fails to make such payment or reimbursement, an Officer’s (or other payee’s) sole recourse shall be against the respective Employer, and not against the Corporation;

(b)           Remedies.  An Officer shall be entitled to recover damages for late or nonpayment of amounts to which the Officer is entitled hereunder.  The Officer shall also be entitled to seek specific performance of the obligations and any other applicable equitable or injunctive relief.

(c)           Section 2(a) shall not apply in the event that an Officer’s employment is terminated “for cause.”  Except as used in Section 3 of this Policy, “for cause” means that the Corporation, in the case of an Officer employed by the Corporation, or Employer in the case of an Officer employed by an Employer, acting in good faith based upon information then known to it, determines that the Officer has engaged in, committed, or is responsible for (1) serious misconduct, gross negligence, theft, or fraud against the Corporation and/or an Employer; (2) refusal or unwillingness to perform his duties; (3) inappropriate conduct in violation of Corporation’s equal employment opportunity policy; (4) conduct which reflects adversely upon, or making any remarks disparaging of, the Corporation, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries; (5) insubordination; (6) any willful act that is likely to have the effect of injuring the reputation, business, or business relationship of the Corporation or its subsidiaries or affiliates; (7) violation of any fiduciary duty; or (8) breach of any duty of loyalty; or (9) any breach of the restrictive covenants contained in Section 2(d) below.  Upon termination “for cause,” the Corporation, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries shall have no liability to the Officer other than for accrued salary, vacation benefits, and any vested rights the Officer may have under the benefit and compensation plans in which the Officer participates and under the general terms and conditions of the applicable plan.

(d)           Obligations of Officer.

(1)           Release of Claims.  There shall be no obligation to commence the payment of the amounts and benefits described in Section 2(a) until the latter of (1) the delivery by Officer to the Corporation a fully executed comprehensive general release of any and all known or unknown claims that he or she may have against the Corporation, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries and a covenant not to sue in the form prescribed by the Administrator, and (2) the expiration of any revocation period set forth in the release.  The Corporation shall promptly furnish such release to Officer in connection with the Officer’s separation from service, and such release must be executed by Officer and become effective during the period set forth in the release as a condition to Officer receiving the payments and benefits described in Section 2(a).

(2)           Covenant Not to Compete.  (i) During the period of Officer’s employment with the Corporation or its subsidiaries and for a period of months equal to the Severance Multiple thereafter (the “Restricted Period”), Officer shall not, in any county within the State of California or in any city, county or area outside the State of California within the United States or in the countries of Canada or Mexico, directly or indirectly, whether as partner, employee, consultant, creditor, shareholder, or other similar capacity, promote, participate, or engage in any activity or other business competitive with the Corporation’s business or that of any of its subsidiaries or affiliates, without the prior written consent of the Corporation’s Chief Executive Officer.  Notwithstanding the foregoing, Officer may have an interest in any public company engaged in a competitive business so long as Officer does not own more than 2 percent of any class of securities of such company, Officer is not employed by and does not consult with, or becomes a director of, or otherwise engage in any activities for, such competing company.

a.           The Corporation and its subsidiaries presently conduct their businesses within each county in the State of California and in areas outside California that are located within the United States, and it is anticipated that the Corporation and its subsidiaries will also be conducting business within the countries of Canada and Mexico.  Such covenants are necessary and reasonable in order to protect the Corporation and its subsidiaries in the conduct of their businesses.  To the extent that the foregoing covenant or any provision of this Section 2(d)(2)a shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant, or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.

(3)           Soliciting Customers and Employees.  During the Restricted Period, Officer shall not, directly or indirectly, solicit or contact any customer or any prospective customer of the Corporation or its subsidiaries or affiliates for any commercial pursuit that could be reasonably construed to be in competition with the Corporation, or induce, or attempt to induce, any employees, agents or consultants of or to the Corporation or any of its subsidiaries or affiliates to do anything from which Officer is restricted by reason of this covenant nor shall Officer, directly or indirectly, offer or aid to others to offer employment to, or interfere or attempt to interfere with any employment, consulting or agency relationship with, any employees, agents or consultants of the Corporation, its subsidiaries and affiliates, who received compensation of $75,000 or more during the preceding six (6) months, to work for any business competitive with any business of the Corporation, its subsidiaries or affiliates.

(4)           Confidentiality.  Officer shall not at any time (including after termination of employment) divulge to others, use to the detriment of the Corporation or its subsidiaries or affiliates, or use in any business competitive with any business of the Corporation or its subsidiaries or affiliates any trade secret, confidential or privileged information obtained during his employment with the Corporation or its subsidiaries or affiliates, without first obtaining the written consent of the Corporation’s Chief Executive Officer.  This paragraph covers but is not limited to discoveries, inventions (except as otherwise provided by California law), improvements, and writings, belonging to or relating to the affairs of the Corporation or of any of its subsidiaries or affiliates, or any marketing systems, customer lists or other marketing data.  Officer shall, upon termination of employment for any reason, deliver to the Corporation all data, records and communications, and all drawings, models, prototypes or similar visual or conceptual presentations of any type, and all copies or duplicates thereof, relating to all matters contemplated by this paragraph.

(5)           Assistance in Legal Proceedings.  During the Restricted Period, Officer shall, upon reasonable notice from the Corporation, furnish information and proper assistance (including testimony and document production) to the Corporation as may be reasonably required by the Corporation in connection with any legal, administrative or regulatory proceeding in which it or any of its subsidiaries or affiliates is, or may become, a party, or in connection with any filing or similar obligation of the Corporation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Corporation shall pay all reasonable expenses incurred by Officer in complying with this paragraph within 60 days after Officer incurs such expenses.

(6)           Remedies.  Upon Officer’s failure to comply with the provisions of this Section 2(d), the Corporation shall have the right to immediately terminate any unpaid amounts or benefits described in Section 2(a) to Officer.  In the event of such termination, the Corporation shall have no further obligations under this Policy and shall be entitled to recover damages.  In the event of an Officer’s breach or threatened breach of any of the covenants set forth in this Section 2(d), the Corporation shall also be entitled to specific performance by Officer of any such covenant and any other applicable equitable or injunctive relief.

3.           Termination of Employment Following a Change in Control or Potential Change in Control.

(a)           If an Executive Officer’s employment by the Corporation or any subsidiary or successor of the Corporation shall be subject to an Involuntary Termination within the Covered

Period, then the provisions of this Section 3 instead of Section 2 shall govern the obligations of the Corporation as to the payments and benefits it shall provide to the Executive Officer.  In the event that Executive Officer’s employment with the Corporation or an employing subsidiary is terminated under circumstances which would not entitle Executive Officer to payments under this Section 3, Executive Officer shall only receive such benefits to which he is entitled under Section 2, if any.  In no event shall Executive Officer be entitled to receive termination benefits under both this Section 3 and Section 2.

All the terms used in this Section 3 shall have the following meanings:

(1)           “Affiliate” shall mean any entity which owns or controls, is owned or is under common ownership or control with, the Corporation.

(2)           “Cause” shall mean (i) the willful and continued failure of the Executive Officer to perform substantially the Executive Officer’s duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive Officer by the Board of Directors or the Chief Executive Officer of the Corporation which specifically identifies the manner in which the Board of Directors or Chief Executive Officer believes that the Executive Officer has not substantially performed the Executive Officer’s duties; or (ii) the willful engaging by the Executive Officer in illegal conduct or gross misconduct which is materially demonstrably injurious to the Corporation.

For purposes of the provision, no act or failure to act, on the part of the Executive Officer, shall be considered “willful” unless it is done, or omitted to be done, by the Executive Officer in bad faith or without reasonable belief that the Executive Officer’s action or omission was in the best interests of the Corporation.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the instructions of the Chief Executive Officer or a senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive Officer in good faith and in the best interests of the Corporation.  The cessation of employment of the Executive Officer shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive Officer a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to the Executive Officer and the Executive Officer is given an opportunity, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Executive Officer is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(3)           “Change in Control” shall be deemed to have occurred if:

a.           any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, but excluding any benefit plan for employees or any trustee, agent or other fiduciary for any such plan acting in such person’s capacity as such fiduciary), directly or indirectly, becomes the beneficial owner of securities of the Corporation representing 20 percent or more of the combined voting power of the Corporation’s then outstanding securities;

b.           during any two consecutive years, individuals who at the beginning of such a period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority of the Board of Directors of the Corporation, unless the election or the nomination for election by the shareholders of the Corporation, of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of the period; or

c.           any consolidation or merger of the Corporation shall have been consummated other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent of such surviving entity) at least 70 percent of the Combined Voting Power of the Corporation, such surviving entity or the parent of such surviving entity outstanding immediately after such merger or consolidation; or

d.           the shareholders of the Corporation shall have approved (i)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation; or (ii) any plan or proposal for the liquidation or dissolution of the Corporation.

(4)           “Change in Control Date” shall mean the date on which a Change in Control occurs.

(5)           “Combined Voting Power” shall mean the combined voting power of the Corporation’s or other relevant entity’s then outstanding voting securities.

(6)           “Covered Period” shall mean the period commencing with the Change in Control Date and terminating two (2) years following said commencement; provided, however, that if a Change in Control occurs and Executive Officer’s employment with the Corporation or the employing subsidiary is subject to an Involuntary Termination before the Change in Control Date but on or after a Potential Change in Control Date, and if it is reasonably demonstrated by the Executive Officer that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the Covered Period shall mean, as applied to Executive Officer, the two-year period beginning on the date immediately before the Potential Change in Control Date.

(7)           “Disability” shall mean the absence of the Executive Officer from the Executive Officer’s duties with the Corporation or the employing subsidiary on a full-time basis for 180 consecutive business days as a result of incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive Officer or the Executive Officer’s legal representative.

(8)           “Executive Officer” shall mean officers of the Corporation at the level of Senior Vice President and above and the principal executive officer of each Employer.

(9)           “Good Reason” shall mean any one or more of the following which takes place within the Covered Period:

a.           A material diminution in the Executive Officer’s base compensation;

b.           A material diminution in the Executive Officer’s authority, duties, or responsibilities;

c.           A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive Officer is required to report, including a requirement that the Executive Officer report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Corporation (in the case of an Executive Officer reporting to such Board of Directors);

d.           A material diminution in the budget over which the Executive Officer retains authority;

e.           A material change in the geographic location at which the Executive Officer must perform the services; or

f.           Any other action or inaction that constitutes a material breach by the Corporation of this Policy;

provided, however, that the Executive Officer must provide notice to the Corporation of the existence of the applicable condition described in this Section 3(a)(9) within 90 days of the initial existence of the condition, upon the notice of which the Corporation shall have 30 days during which it may remedy the condition and, if remedied, Good Reason shall not exist.

(10)            “Involuntary Termination” shall mean a termination (i) by the Corporation without Cause, or (ii) by Executive Officer following Good Reason; provided, however, the term "Involuntary Termination" shall not include termination of Executive Officer’s employment due to Executive Officer’s death, Disability, or voluntary retirement.

(11)           “Potential Change in Control” shall mean the earliest to occur of  (i) the date on which the Corporation executes an agreement or letter of intent, where the consummation of the transaction described therein would result in the occurrence of a Change in Control, (ii) the date on which the Board of Directors approves a transaction or series of transactions, the consummation of which would result in a Change in Control, or (iii) the date on which a tender offer for the Corporation’s voting stock is publicly announced, the completion of which would result in a Change in Control; provided, however, that if such Potential Change in Control terminates by its terms, such transaction shall no longer constitute a Potential Change in Control.

(12)           “Potential Change in Control Date” shall mean the date on which a Potential Change in Control occurs.

(13)           “Reference Salary” shall mean the greater of (i) the annual rate of Executive Officer’s base salary from the Corporation or the employing subsidiary in effect immediately before the date of Executive Officer’s Involuntary Termination, or (ii) the annual rate of Executive Officer’s base salary from the Corporation or the employing subsidiary in effect immediately before the Change in Control Date.

(14)           “Termination Date” shall be the date specified in the written notice of termination of Executive Officer’s employment given by either party in accordance with Section 3(b) of this Policy.

(b)           Notice of Termination.  During the Covered Period, in the event that the Corporation (including an employing subsidiary) or Executive Officer terminates Executive Officer’s employment with the Corporation or Employer, the party terminating employment shall give written notice of termination to the other party, specifying the Termination Date and the specific termination provision in this Section 3 that is relied upon, if any, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive Officer’s employment under the provision so indicated.  The Termination Date shall be determined as follows:  (i) if Executive Officer’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that Executive Officer shall not have returned to the full-time performance of Executive Officer’s duties during such 30-day period); (ii) if Executive Officer’s employment is terminated by the Corporation in an Involuntary Termination, thirty days after the date the Notice of Termination is received by Executive Officer (provided that the Corporation may provide Officer with pay in lieu of notice, which shall be paid in a lump sum together with the payment described in Section 3(c)(1) below); and (iii) if Executive Officer’s employment is terminated by the Corporation for Cause (as defined in this Section 3), the date specified in the Notice of Termination, provided, that the events or circumstances cited by the Board of Directors as constituting Cause are not cured by Executive Officer during any cure period that may be offered by the Board of Directors.  The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice, which shall be no earlier than ten (10) days after the date such notice is received by the Corporation, unless waived by the Corporation.

During the Covered Period, a notice of termination given by Executive Officer for Good Reason shall be given within 90 days after occurrence of the event on which Executive Officer bases his notice of termination and shall provide a Termination Date of thirty (30) days after the notice of termination is given to the Corporation (provided that the Corporation may provide Officer with pay in lieu of notice, which shall be paid in a lump sum together with the payment described in Section 3(c)(1) below).

(c)           Corporation’s Obligations.  If Executive Officer separates from service due to an Involuntary Termination within the Covered Period, then the Corporation shall provide Executive Officer the following benefits:

(1)           The Corporation shall pay to the Executive Officer a lump sum in cash within thirty (30) days after the Executive Officer’s separation from service:

a.           the sum of (1) any earned but unpaid base salary through the Termination Date at the rate in effect at the time of the notice of termination to the extent not theretofore paid; (2) the Executive Officer’s target bonus under the Short-Term Incentive Plan of the Corporation, an Affiliate, or a predecessor, for the fiscal year in which the Termination Date occurs (the “Target Bonus”); and (3) any accrued but unpaid vacation pay, in each case to the extent not theretofore paid; and

b.           the amount equal to the product of (1) three and (2) the sum of (x) the Reference Salary and (y) the Target Bonus.

(2)           The vesting of any benefits conditioned upon continued future employment shall accelerate in full upon the Executive Officer’s separation from service and shall be delivered or paid in accordance with the terms thereof.

(3)           Remedies.  The Executive Officer shall be entitled to recover damages for late or nonpayment of amounts which the Corporation is obligated to pay hereunder.  The Executive Officer shall also be entitled to seek specific performance of the Corporation’s obligations and any other applicable equitable or injunctive relief.

(d)           Adjustment for Excise Taxes.  If any portion of the payments to the Executive Officer under this Section 3 or under any other plan, program, or arrangement maintained by the Corporation (a “Payment”) would be subject to the excise tax levied under Section 4999 of the Internal Revenue Code (“Code”), or any interest or penalties are incurred by Executive Officer with respect to such excise tax (such excise tax together with such interest and penalties are referred to herein as the “Excise Tax”), then the Corporation shall make an additional payment to Executive Officer (a “Tax Restoration Payment”) in an amount such that after payment by the Executive Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Tax Restoration Payment, the Executive Officer retains an amount of the Tax Restoration Payment equal to the Excise Tax imposed upon the Payments.  The payment of a Tax Restoration Payment under this Section 3 shall not be conditioned upon the Executive Officer’s termination of employment.

All determinations and calculations required to be made under this Section 3(d) shall be made by Deloitte & Touche (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Tax Restoration Payment and any other relevant matter, both to the Corporation and the Executive Officer within five (5) days of the termination of the Executive Officer’s employment, if applicable, or such earlier time as is requested by the Corporation or the Executive Officer (if the Executive Officer reasonably believes that any of the Payments may be subject to Excise Tax).  If the Accounting Firm determines that no Excise Tax is payable by the Executive Officer, it shall furnish the Executive Officer with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive

Officer has substantial authority not to report any Excise Tax on the Executive Officer’s federal income tax return.  If a Tax Restoration Payment is determined to be payable, it shall be paid to the Executive Officer within five (5) days after the Determination is delivered to the Corporation or the Executive Officer.  Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive Officer, absent manifest error.

As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Tax Restoration Payments not made by the Corporation should have been made (“Underpayment”) or that Tax Restoration Payments will have been made by the Corporation which should not have been made (“Overpayment”).  In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive Officer.  In the case of an Overpayment, the Executive Officer shall, at the direction and expense of the Corporation, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Corporation, and otherwise reasonably cooperate with the Corporation to correct such Overpayment, provided, however, that (i) the Executive Officer shall in no event be obligated to return to the Corporation an amount greater than the net after-tax portion of the Overpayment that the Executive Officer has retained or has recovered as a refund from the applicable taxing authorities, and (ii) this provision shall be interpreted in a manner consistent with the intent of the Tax Restoration Payment paragraph above, which is to make the Executive Officer whole, on an after-tax basis, from the application of Excise Tax, it being understood that the correction of an Overpayment may result in the Executive Officer’s repaying to the Corporation an amount that is less than the Overpayment.

All Tax Restoration Payments shall be paid no later than the calendar year next following the calendar year in which the Executive Officer remits the related taxes.

4.           Administration.  The Policy shall be administered by the Senior Human Resources Officer of the Corporation (“Administrator”), who shall have the authority to interpret the Policy and make and revise such rules as may be reasonably necessary to administer the Policy.  The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations, securing Officer releases, and disbursing payments hereunder.  The Administrator’s interpretations, determinations, rules, and calculations shall be final and binding on all persons and parties concerned.

5.           No Mitigation.  Payment of the amounts and benefits under Section2(a) and Section 3 (except as otherwise provided in Section 2(a)(5)) shall not be subject to offset, counterclaim, recoupment, defense or other claim, right or action which the Corporation or an Employer may have and shall not be subject to a requirement that Officer mitigate or attempt to mitigate damages resulting from Officer’s termination of employment.

6.           Amendment and Termination.  The Corporation, acting through its Nominating and Compensation Committee, reserves the right to amend or terminate the Policy at any time; provided, however, that any amendment which would reduce the aggregate level of benefits, or terminate the Policy, shall not become effective prior to the third anniversary of the Corporation giving notice to Officers of such amendment or termination.

7.           Successors.  The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation expressly to assume and to agree to perform its obligations under this Policy in the same manner and to the same extent that the Corporation would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve the Corporation of its obligations hereunder.  As used herein, the “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform its obligations by operation or law or otherwise.

This Policy shall inure to the benefit of and be binding upon the Officer (and Officer’s personal representatives and heirs), Corporation and its successors and assigns, and any such successor or assignee shall be deemed substituted for the Corporation under the terms of this Policy for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Corporation or to which the Corporation assigns this Policy by operation of law or otherwise.  If Officer should die while any amount would still be payable to Officer hereunder if Officer had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Policy to Officer’s devisee, legatee or other designee, or if there is no such designee, to Officer’s estate.

8.           Nonassignability of Benefits.  The payments under this Policy or the right to receive future payments under this Policy may not be anticipated, alienated, pledged, encumbered, or subject to any charge or legal process, and if any attempt is made to do so, or a person eligible for payments becomes bankrupt, the payments under the Policy of the person affected may be terminated by the Administrator who, in his or her sole discretion, may cause the same to be held if applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that he or she deems appropriate.

9.           Nonguarantee of Employment.  Officers covered by the Policy are at-will employees, and nothing contained in this Policy shall be construed as a contract of employment between the Officer and the Corporation (or, where applicable, a subsidiary or affiliate of the Corporation), or as a right of the Officer to continued employment, or to remain as an Officer, or as a limitation on the right of the Corporation (or a subsidiary or affiliate of the Corporation) to discharge Officer at any time, with or without cause.

10.           Benefits Unfunded and Unsecured.  The payments under this Policy are unfunded, and the interest under this Policy of any Officer and such Officer’s right to receive payments under this Policy shall be an unsecured claim against the general assets of the Corporation.

11.           Applicable Law.  All questions pertaining to the construction, validity, and effect of the Policy shall be determined in accordance with the laws of the United States and, to the extent not preempted by such laws, by the laws of the state of California.

12.           Arbitration.  With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Policy, Officer’s employment with the Corporation (or with the employing subsidiary), the termination thereof or any claims for benefits shall be resolved exclusively by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Provided, however, that in making their determination, the arbitrators shall be limited to accepting the position of the Officer or the position of the Corporation, as the case may be.  The only claims not covered by this Section 12 are claims for benefits under workers’ compensation or unemployment insurance laws; such claims will be resolved under those laws.  The place of arbitration shall be San Francisco, California.  Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation.  The prevailing party in any dispute or controversy covered by this Section 12, or with respect to any request for specific performance, injunctive or other equitable relief, shall be entitled to recover, in addition to any other available remedies specified in this Policy, all litigation expenses and costs, including any arbitrator or administrative or filing fees and reasonable attorneys’ fees.  Such expenses, costs and fees, if payable to Officer, shall be paid  within 60 days after they are incurred.  Both the Officer and the Corporation specifically waive any right to a jury trial on any dispute or controversy covered by this Section 12.  Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction.

13.           Reimbursements and In-Kind Benefits.  Notwithstanding any other provision of this Policy, all reimbursements and in-kind benefits provided under this Policy shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred (or by such earlier time set forth in this Policy); (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Code Section 409A.

14.           Separate Payments.  Each payment and benefit under this Policy shall be a “separate payment” for purposes of Code Section 409A.

IN WITNESS WHEREOF, PG&E Corporation has caused this Plan to be executed by its Senior Vice President, Human Resources, at the direction of the Chief Executive Officer, on December 31, 2008.
PG&E CORPORATION

By:	JOHN R. SIMON
John R. Simon Senior Vice President, Human Resources

APPENDIX A

PARTICIPATING EMPLOYERS

PG&E Corporation
Pacific Gas and Electric Company
PG&E Corporation Support Services, Inc.